EXHIBIT 99.1

GlobalSantaFe Announces Second Quarter 2005 Earnings

Revenues jump 50%

Houston, August 4, 2005 — Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended June 30, 2005, of $85.1 million, or $0.35 per diluted share, on revenues of $574.8 million, as compared to net income of $84.0 million, or $0.36 per diluted share, on revenues of $382.1 million for the same quarter in 2004.

Net income for the second quarter of 2004 included items totaling $86.3 million, or $0.37 per diluted share, comprised of an after tax gain of $113.1 million from the sale of the company’s land drilling operations in May 2004, an after tax expense of $5.8 million to exit the land rig business and an after tax loss of $21.0 million related to the early retirement of debt. Excluding these items, the company incurred a net loss of $2.3 million, or $0.01 per diluted share, for the second quarter of 2004.

For the six months ended June 30, 2005, the company reported net income of $135.3 million, or $0.56 per diluted share, on revenues of $1.1 billion, as compared to net income of $92.7 million, or $0.40 per diluted share, on revenues of $762.1 million for the corresponding period in 2004. Net income for the first six months of 2004 included income from discontinued operations of $114.6 million, or $0.49 per diluted share, relating to the land drilling operations and the loss of $21.0 million, or $0.09 per diluted share, on the early retirement of debt.

“Our second-quarter results were excellent, and as we enter the second half of the year, we see continued strengthening in every major offshore drilling market in the world,” said Jon Marshall, GlobalSantaFe’s President and Chief Executive Officer. “Dayrates that we’ve secured over the past few months have exceeded our historical highs for all rig classes. We’re especially pleased with the very attractive dayrates we’ve recently secured on long-term commitments commencing around the end of 2006 for all three of our ultra-deepwater drillships. These term contracts give us increasing confidence in the strength and duration of this very robust market.”

Second Quarter Analysis

Income from continuing operations for the second quarter of 2005 improved $111.1 million from the second quarter of 2004, or $90.1 million excluding the $21.0 million after tax loss on the early retirement of debt in the 2004 period. The improvement largely reflects an increase of $85.7 million in contract drilling operating income to $88.4 million from $2.7 million in the same quarter of the previous year. The improvement in the contract drilling segment primarily reflects the contributions of the GSFConstellation I and GSF ConstellationII premium jackup rigs as well as higher average rig utilization and dayrates for the

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remainder of the fleet, partially offset by labor cost increases across the fleet, and repair and maintenance costs associated with the GSF Explorer drillship and the reactivation of the GSF Arctic II semisubmersible. In the second quarter of 2005, average rig utilization and average revenues per day rose to 95% and $74,900, respectively, from 82% and $61,000 in the same period of 2004.

For the second quarter of 2005, our drilling management services and oil and gas segments reported combined operating income of $21.1 million, up from $9.4 million in the same period of 2004. The increased combined operating income primarily reflects improved performance on 31 turnkey projects, higher oil and gas prices, and higher oil production, driven in large part by the North Sea’s Broom Field, which began producing in August 2004.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide offshore oil and gas drilling contractor offering a full range of equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. The company also operates two semisubmersibles owned by others. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at http://www.globalsantafe.com.

Conference Call

GlobalSantaFe will hold a publicly accessible analyst conference call to discuss its second quarter 2005 financial results. The call will begin at 10 a.m. Central Daylight Time (CDT) (11 a.m. Eastern Daylight Time) on Thursday, August 4, 2005. Interested parties may listen to the call over the Internet or by telephone. To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the investor relations page of our Web site in the form of this earnings release or other materials. The investor relations page of the company’s Web site may be accessed by going to the company’s Web site (http://www.globalsantafe.com) and clicking on “Investor Relations.” To participate on the live call, dial 719-457-2679, or go to the GlobalSantaFe Web site (http://www.globalsantafe.com) at least 15 minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available starting at 1:00 p.m. CDT by dialing 719-457-0820 (reference confirmation code 449084) or through GlobalSantaFe’s Web site (http://www.globalsantafe.com) until 12:00 a.m. CDT on August 11, 2005.

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Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that:

(a) as we enter the second half of the year, we see continued strengthening in every major offshore drilling market in the world;

(b) the work under contracts recently secured for our three ultra-deepwater drillships will commence around the end of 2006;

(c) these term contracts give us increasing confidence in the strength and duration of this very robust market; and

(d) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) operating hazards and delays; (b) competition for skilled labor; (c) the amount of our contract backlog; (d) general economic and business conditions; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information
Investors:	Media:
Richard Hoffman	Julie Tushingham
Tel: 281-925-6441	Tel: 281-925-6443
Cell: 713-417-4763

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GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Contract drilling	$403.8	$274.4	$738.3	$543.9
Drilling management services	156.0	102.1	298.0	207.8
Oil and gas	15.0	5.6	27.1	10.4

Total revenues	574.8	382.1	1,063.4	762.1

Expenses:
Contract drilling	250.8	211.3	466.0	402.7
Drilling management services	145.1	95.6	277.3	196.0
Oil and gas	2.7	1.7	6.5	3.1
Depreciation, depletion and amortization	68.5	62.8	136.4	127.2
Gain on sale of assets	(1.1)	—	(1.1)	(2.7)
Impairment loss on long-lived assets	—	—	—	1.2
General and administrative	14.3	12.9	30.2	28.8

Total operating expenses	480.3	384.3	915.3	756.3

Operating income (loss)	94.5	(2.2)	148.1	5.8

Other income (expense):
Interest expense	(11.9)	(16.6)	(24.2)	(33.1)
Interest capitalized	11.7	11.7	21.8	21.6
Interest income	5.6	2.7	10.8	5.7
Loss on retirement of long-term debt	—	(32.4)	—	(32.4)
Other	(0.9)	1.1	—	(0.8)

Total other income (expense)	4.5	(33.5)	8.4	(39.0)

Income (loss) before income taxes	99.0	(35.7)	156.5	(33.2)

Provision for income taxes:
Current tax provision	8.7	2.5	13.2	3.2
Deferred tax provision (benefit)	5.2	(12.2)	8.0	(14.5)

Total provision (benefit) for income taxes	13.9	(9.7)	21.2	(11.3)

Income (loss) from continuing operations	85.1	(26.0)	135.3	(21.9)
Income from discontinued operations, net of
tax effect	—	110.0	—	114.6

Net income	$85.1	$84.0	$135.3	$92.7

Earnings (loss) per ordinary share (Basic):
Income (loss) from continuing operations	$0.36	$(0.11)	$0.57	$(0.09)
Income from discontinued operations	$—	$0.47	$—	$0.49
Net income	$0.36	$0.36	$0.57	$0.40

Earnings (loss) per ordinary share (Diluted):
Income (loss) from continuing operations	$0.35	$(0.11)	$0.56	$(0.09)
Income from discontinued operations	$—	$0.47	$—	$0.49
Net income	$0.35	$0.36	$0.56	$0.40

Average ordinary shares:
Basic	239.7	234.5	238.9	234.4
Diluted	243.5	234.5	242.8	234.4

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$274.7	$606.7
Marketable securities	284.8	201.9
Accounts receivable, net of allowances	389.8	360.8
Prepaid expenses	28.6	31.7
Other current assets	38.6	23.5

Total current assets	1,016.5	1,224.6

Net properties	4,362.6	4,329.9
Goodwill	340.1	338.1
Deferred income tax assets	32.4	32.8
Other assets	74.1	72.8

Total assets	$5,825.7	$5,998.2

Current liabilities:
Accounts payable	$182.3	$210.8
Current maturities of long-term debt	0.5	350.7
Accrued liabilities	200.2	211.5

Total current liabilities	383.0	773.0

Long-term debt	558.1	554.4
Capital lease obligations	24.4	31.6
Deferred income tax liabilities	46.7	39.0
Other long-term liabilities	150.3	133.8
Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,123.2	3,006.7
Retained earnings	1,582.9	1,501.6
Accumulated other comprehensive loss	(42.9)	(41.9)

Total shareholders’ equity	4,663.2	4,466.4

Total liabilities and shareholders’ equity	$5,825.7	$5,998.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$135.3	$92.7
Adjustments to reconcile net income to net cash flow provided by operating activities: Depreciation, depletion and amortization	136.4	131.2
Deferred income taxes	8.0	(18.9)
Gain on sale of assets	(1.1)	(114.7)
Impairment loss on long-lived assets	—	1.2
Loss on retirement of long-term debt	—	32.4
(Increase) decrease in accounts receivable	(28.2)	24.6
(Increase) decrease in prepaid expenses and other current assets	(10.5)	16.4
Increase (decrease) in accounts payable	29.2	(13.4)
Decrease in accrued liabilities	(30.2)	(36.9)
Decrease in deferred revenues	(0.8)	(19.9)
Increase in other long-term liabilities	13.6	18.2
Payment of imputed interest on the Zero Coupon Bond Debentures	(56.3)	—
Other, net	10.9	0.4

Net cash flow provided by operating activities	206.3	113.3

Cash flows from investing activities:
Capital expenditures	(228.2)	(235.6)
Proceeds from sale of land drilling fleet assets	—	316.5
Proceeds from sales of properties and equipment	1.4	10.8
Purchases of held-to-maturity marketable securities	—	(169.2)
Proceeds from maturities of held-to-maturity marketable securities	—	254.0
Purchases of available for sale marketable securities	(173.2)	—
Proceeds from sales of available-for-sale marketable securities	90.5	10.2

Net cash flow (used in) provided by investing activities	(309.5)	186.7

Cash flows from financing activities:
Dividend payments	(35.7)	(23.4)
Payments on long-term debt	(299.8)	(331.7)
Payments on capitalized lease obligations	(8.1)	(8.0)
Proceeds from issuance of ordinary shares	914.3	18.2
Ordinary Shares repurchased and retired	(799.5)	—
Other	—	6.1

Net cash flow used in financing activities	(228.8)	(338.8)

Decrease in cash and cash equivalents	(332.0)	(38.8)
Cash and cash equivalents at beginning of period	606.7	711.8

Cash and cash equivalents at end of period	$274.7	$673.0

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Contract drilling (1)	$403.8	$274.9	$741.3	$547.1
Drilling management services	160.2	105.4	304.5	212.6
Oil and gas	15.0	5.6	27.1	10.4
Intersegment elimination	(4.2)	(3.8)	(9.5)	(8.0)

Total revenues	$574.8	$382.1	$1,063.4	$762.1

Operating income (loss):
Contract drilling	$88.4	$2.7	$143.6	$18.6
Drilling management services	10.9	6.5	20.7	11.8
Oil and gas	10.2	2.9	16.4	5.5
Gain on sale of assets	1.1	—	1.1	2.7
Impairment loss on long-lived assets	—	—	—	(1.2)
Restructuring costs	—	—	—	—
Corporate operating expenses	(16.1)	(14.3)	(33.7)	(31.6)

Total operating income (loss)	94.5	(2.2)	148.1	5.8
Interest expense, net	5.4	(2.2)	8.4	(5.8)
Loss on retirement of long-term debt	—	(32.4)	—	(32.4)
Other	(0.9)	1.1	—	(0.8)

Income (loss) before income taxes	$99.0	$(35.7)	$156.5	$(33.2)

Depreciation, depletion and amortization included in operating income (loss):
Contract drilling	$64.6	$60.4	$128.7	$122.6
Drilling management	—	—	—	—
Oil and gas	2.1	1.0	4.2	1.8
Corporate	1.8	1.4	3.5	2.8

Total depreciation, depletion and amortization	$68.5	$62.8	$136.4	$127.2

Average rig utilization rate	95%	82%	93%	82%

Average revenues per day (2)	$74,900	$61,000	$71,700	$60,600

Turnkey wells drilled	24	17	47	36
Turnkey well completions	7	5	10	13

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $23.9 million and $7.3 million for the three months ended June 30, 2005 and 2004, respectively, and $35.6 million and $16.8 million, respectively, for the six months ended June 30, 2005 and 2004. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of management fees and reimbursed expenses, of $27.5 million and $9.4 million, respectively, for the three months ended June 30, 2005 and 2004, respectively, and $39.7 million and $21.0 million, respectively, for the six months ended June 30, 2005 and 2004.